Exhibit 99.1

Post Holdings Acquires Premier Nutrition Corporation

St. Louis, Missouri – September 3, 2013 - Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals, today announced it has completed the previously announced acquisition of the branded food and beverage business of Premier Nutrition Corporation, effective September 1, 2013.

About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC, Attune Foods, LLC and Premier Nutrition Corporation. Post has enriched the lives of consumers, offering quality foods since 1895. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Post’s portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®. With recent acquisitions, Post’s portfolio of brands now also includes Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm®, Willamette Valley Granola Company™, Premier Protein® and Joint Juice®. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postfoods.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626